Exhibit 99.1

Evergreen Energy Granted an Extension by NYSE Arca to Regain Compliance
with Listing Requirements

DENVER, January 5, 2011 — Evergreen Energy Inc. (NYSE Arca: EEE), a green energy technology solutions company, announced it was notified by NYSE Arca Inc. (NYSE Arca) that the company was granted until February 28, 2011 to regain compliance with the requirements for continued listing on NYSE Arca.
On November 29, 2010, the company was notified that it was not in compliance with NYSE Arca’s continued listing standards under Rule 5.5(b)(1) and Rule 5.5(b)(2) of NYSE Arca Equities Rules.  The standards require a listed common stock must maintain an average closing price in excess of $1.00 over a consecutive 30 trading-day period and that a company must maintain a market value of publicly held shares of at least $15.0 million.

Evergreen Energy Inc.
Evergreen Energy Inc. (NYSE Arca: EEE) has developed two proven, proprietary, patented, and transformative green technologies: the GreenCert™ suite of software and services and K-Fuel®.  GreenCert, which is owned exclusively by Evergreen, is a science-based, scalable family of environmental intelligence solutions that quantify process efficiency and greenhouse gas emissions from energy, industrial and agricultural sources and may be used to create verifiable emission reduction credits.  K-Fuel technology significantly improves the performance of low-rank coals, yielding higher efficiency and lowering emissions.  Visit www.evgenergy.com for more information.

Safe Harbor Statement
Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission.  Readers of this release are encouraged to study all of our filings with the Securities and Exchange Commission.  Our ability to execute our business plan and develop the GreenCert™ or K-Fuel® technologies may be adversely impacted by unfavorable decisions in the Buckeye litigation or other material litigation or by our inability to raise sufficient additional capital in a timely manner to pursue the development of our technology. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Evergreen Investor Contact:
Becky Herrick, Lippert / Heilshorn & Associates, 415.433.3777, bherrick@lhai.com
###